UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 2, 2017  (February 28, 2017)

Tyme Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179311	45-3864597
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44 Wall Street – 12th Floor

New York, New York 10005

(Address of principal executive offices, including zip code)

646-205-1603

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2017, Tyme Technologies, Inc. (“we,” “our” or the “Company”), GEM Global Yield Fund LLC SCS (on behalf of it and its affiliates, collectively, “GEM”), and CKR Law LLP (“CKR”) entered into a Confidential Settlement and Release Agreement (the “Settlement Agreement”) with respect to, among other things, (a) our complaint filed on or about January 19, 2016 and amended on April 1, 2016 against GEM with the Commercial Division of the Supreme Court of New York, New York (the “Court”) captioned Tyme Technologies, Inc. v. GEM Global Yield Fund LLC SCS and CKR Law LLP, Index No. 650250/2016, (b) GEM’s counterclaims asserted against us on or about June 20, 2016 as set forth in CKR’s and GEM’s answer to the Company’s complaint and (c) a Registration Rights Agreement involving the Company and GEM (the “RRA”), a form of which was filed as Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 11, 2015. In our complaint, we requested, among other things, that GEM return 3,500,000 shares to the Company that were held in escrow (the “Escrowed Shares”) pursuant to an escrow agreement executed on or about March 5, 2015 and amended on or about June 5, 2015, under which CKR was the escrow agent and held the Escrowed Shares. In its counterclaim, GEM alleged that it was damaged by at least $144,000,000.

Pursuant to the Settlement Agreement, GEM directed CKR to surrender to the Company the Escrowed Shares. The Company is not obligated to pay any monetary damages pursuant to the Settlement Agreement. In addition to the foregoing, the Company and GEM have also agreed to waive and release any claims they may have against each other with respect to the subject matter of the complaint and counterclaim described above. On March 1, 2017, the Company received the Escrowed Shares. The Company and GEM also entered into a Stipulation of Discontinuance with Prejudice that was filed with the Court on March 2, 2017.

Item 1.02. Termination of a Material Definitive Agreement.

Pursuant to the Settlement Agreement, the RRA was terminated. The information set forth above in Item 1.01 concerning the RRA and the Settlement Agreement is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tyme Technologies, Inc.

Date: March 2, 2017	By:	/s/ Steve Hoffman
Steve Hoffman, President and Chief Executive Officer